Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
Lance Cornell, CFO, lance.cornell@trcr.com
678-808-0600

December 22, 2008

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND ANNOUNCES

ACQUISITION OF DEVENTURE

HEALTH PARTNERS

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), the third largest provider of medical transcription services to the U.S. healthcare market, today announced that it has entered into a definitive agreement to acquire the assets of DeVenture Global Partners, Inc., d/b/a DeVenture Health Partners.

Founded in 2003 and headquartered in Canton, Ohio, DeVenture provides medical transcription services to approximately 30 customers across the United States. With unaudited 2007 revenue of $2.5 million, projected 2008 revenue of approximately $3.8 million and a current annualized revenue run rate of approximately $4.8 million, DeVenture has grown by consistently providing excellent service to their customers, resulting in high customer retention and success in adding new business.

“We are thrilled to have the DeVenture team join Transcend,” stated Transcend CEO Larry Gerdes. “We believe their commitment to their customers makes them a good cultural and organizational fit for Transcend, and their business model is in many ways similar to ours. Like Transcend, they provide transcription services on both their own platform and the eScription platform, with about 80% of the work performed domestically. We look forward to working together as we integrate our operations over the next several months.”

“We believe our merger with Transcend will bring tremendous value to DeVenture’s customers and employees,” stated DeVenture CEO Michael DeVille. “Since Transcend is the #1 medical transcription firm in the U.S., according to the 2008 Best in KLAS Report, our customers gain assurance that our teams will be backed by the additional resources of the top firm in the industry. Our employees will benefit from Transcend’s commitment to making the company the best place to work in the medical transcription field. For all these reasons and more, we’re excited to be joining the Transcend team.”

“Transcend has been actively pursuing acquisitions and has been very selective in that process,” stated Transcend CFO Lance Cornell. “We are excited to see good opportunities presenting themselves at valuations which give them the potential to be accretive to earnings quickly. We like the fact that smaller acquisitions can drive higher growth rates for Transcend and can typically be funded using cash on hand, with little or no stock issued or debt incurred.”

Under the terms of the agreement, Transcend will pay $4.25 million to acquire substantially all of the net assets of DeVenture, including $3.45 million payable at closing. No debt will be assumed. In addition, Transcend may pay an earn-out based on revenue realized over the first six months of 2009. The transaction is expected to close on or about January 1, 2009. The purchase price will be funded using cash on hand. Transcend currently expects the transaction to have no impact on its internal earnings per share projections in the first quarter of 2009 and to be slightly accretive to those projections for the remainder of 2009.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing. For more information, visit http://www.transcendservices.com.

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the web site of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.